Exhibit 99.1

COCRYSTAL DISCOVERY, INC.

INDEPENDENT AUDITOR’S REPORT

Board of Directors
Cocrystal Discovery, Inc.
Bothell, Washington

We have audited the accompanying financial statements of Cocrystal Discovery, Inc. (a development stage company), which comprise the balance sheets as of December 31, 2012 and 2013, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended and for the period from January 9, 2007 (inception) to December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cocrystal Discovery, Inc. (a development stage company) as of December 31, 2012 and 2013, and the results of its operations and its cash flows for the years then ended and for the period from January 9, 2007 (inception) to December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Seattle, Washington

March 20, 2014

COCRYSTAL DISCOVERY, INC.
(a development stage company)

 BALANCE SHEETS
(in thousands)

	December 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$4,717	$1,034
Prepaid and other current assets	138	139

Total current assets	4,855	1,173

Property and equipment, net	702	469
Deposits	18	19

Total assets	$5,575	$1,661

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$178	$224
Accrued expenses	82	139
Total current liabilities	260	363
Derivative liability	215	23

Total liabilities	475	386

Commitments and contingencies

Series A convertible preferred stock, $0.0001 par value; 7,150 shares authorized; 7,046 shares issued and outstanding; liquidation preference of $14,000 as of December 31, 2013	10,108	10,108

Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 17,150 shares authorized; 3,742 shares issued and outstanding as of December 31, 2012 and 3,745 shares issued and outstanding as of December 31, 2013	-	-
Additional paid-in capital	3,440	3,502
Deficit accumulated during the development stage	(8,448)	(12,335)

Total stockholders’ deficit	(5,008)	(8,833)

Total liabilities, convertible preferred stock and stockholders’ deficit	$5,575	$1,661

See accompanying notes to financial statements.

COCRYSTAL DISCOVERY, INC.
(a development stage company)

 STATEMENTS OF OPERATIONS
(in thousands)

	Years Ended December 31,		Period From January 9, 2007 (Inception) to December 31, 2013
	2012	2013
Grant revenue	$-	$-	$733
Operating expenses:
Research and development	4,599	3,862	15,502
General and administrative	233	219	1,778

Total operating expenses	4,832	4,081	17,280

Loss from operations	(4,832)	(4,081)	(16,547)

Interest income	10	2	40
Other income	-	-	9
Interest expense	-	-	(2)
Change in fair value of derivative liability	3,973	192	4,165

Total other income, net	3,983	194	4,212

Net loss	$(849)	$(3,887)	$(12,335)

See accompanying notes to financial statements.

COCRYSTAL DISCOVERY, INC.
(a development stage company)

 STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance as of January 9, 2007 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of common stock to founders at $0.01 per share for cash	-	-	1,586	-	1	-	1
Net loss	-	-	-	-	-	(37)	(37)

Balance as of December 31, 2007	-	-	1,586	-	1	(37)	(36)

Issuance of common stock to founders at $0.01 per share for cash	-	-	1,469	-	1	-	1
Issuance of series A preferred stock at $1.44 per share in September 2008, net of issuance costs of $77, for cash	3,575	5,075	-	-	-	-	-
Stock-based compensation	-	-	-	-	5	-	5
Net loss	-	-	-	-	-	(297)	(297)

Balance as of December 31, 2008	3,575	5,075	3,055	-	7	(334)	(327)

Issuance of series A preferred stock at $1.47 per share in September 2009, net of issuance costs of $12, for cash	1,702	2,488	-	-	-	-	-
Issuance of series A preferred stock at $1.44 per share in September 2009, for cash	17	25					-
Stock-based compensation	-	-	-	-	51	-	51
Net loss	-	-	-	-	-	(1,870)	(1,870)

Balance as of December 31, 2009	5,294	7,588		-	58	(2,204)	(2,146)

Issuance of series A preferred stock at $1.44 per share in March 2010, net of issuance costs of $4, for cash	1,752	2,520	3,055	-		-	-
Stock-based compensation	-	-	-	-	62	-	62
Net loss	-	-	-	-	-	(1,838)	(1,838)

Balance as of December 31, 2010	7,046	10,108	3,055	-	120	(4,042)	(3,922)

Issuance of common stock at $4.82 per share in October 2011, net of issuance costs of $172, for cash	-	-	687	-	3,141	-	3,141
Stock-based compensation	-	-	-	-	77	-	77
Net loss	-	-	-	-	-	(3,557)	(3,557)

Balance as of December 31, 2011	7,046	10,108	3,742	-	3,338	(7,599)	(4,261)

Stock-based compensation	-	-		-	102	-	102
Net loss	-	-		-	-	(849)	(849)

Balance as of December 31, 2012	7,046	10,108	3,742		3,440	(8,448)	(5,008)

Exercise of common stock options	-	-	3	-	7	-	7
Stock-based compensation	-	-		-	55	-	55
Net loss	-	-		-	-	(3,887)	(3,887)

Balance as of December 31, 2013	7,046	$10,108	3,745	$-	3,502	$(12,335)	$(8,833)

See accompanying notes to financial statements.

COCRYSTAL DISCOVERY, INC.
(a development stage company)

 STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,		Period From January 9, 2007 (Inception) to December 31, 2013
	2012	2013
Operating activities:
Net loss	$(849)	$(3,887)	$(12,335)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	241	236	736
Stock-based compensation	102	55	352
Change in fair value of derivative liability	(3,973)	(192)	(4,165)
Changes in operating assets and liabilities:
Prepaid and other assets	(22)	(1)	(156)
Accounts payable and accrued expenses	(386)	103	363

Net cash used in operating activities	(4,887)	(3,686)	(15,205)

Investing activities:
Capital expenditures	(58)	(4)	(1,204)

Net cash used in investing activities	(58)	(4)	(1,204)

Financing activities:
Proceeds from issuance of Series A preferred stock, net of issuance costs	-	-	10,108
Proceeds from issuance of common stock and options to Teva, net of issuance costs	-	-	7,328
Proceeds from exercise of stock options	-	7	7

Net cash provided by financing activities	-	7	17,443

Net increase (decrease) in cash and cash equivalents	(4,945)	(3,683)	1,034
Cash and cash equivalents at beginning of period	9,662	4,717	-

Cash and cash equivalents at end of period	$4,717	$1,034	$1,034

See accompanying notes to financial statements.

COCRYSTAL DISCOVERY, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Cocrystal Discovery, Inc. (the “Company”) is a biopharmaceutical company focused on developing antiviral therapeutics for human diseases.

The Company was originally incorporated in the State of Delaware on January 9, 2007 (inception). Since inception, the Company has devoted substantially all of its efforts to discovering and developing of its technology, raising capital and hiring employees. As of December 31, 2013, the Company continues to be in the development stage and its financial statements are presented in accordance with Accounting Standards Codification (ASC) 915, Development Stage Enterprises. To date, the Company has funded its operations primarily through sales of preferred stock and common stock. From inception through December 31, 2013, the Company has received net proceeds of $17.4 million, net of issuance costs, from such financing activities.

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Liquidity

The Company has no products approved for sale, has not generated any revenues to date from product sales, and has incurred significant operating losses since inception. The Company has never been profitable and has incurred net losses of $0.8 million and $3.9 million in the years ended December 31, 2012 and 2013, respectively. As of December 31, 2013, the Company had a deficit accumulated during the development stage of $12.3 million. The Company believes that its cash and cash equivalents of $1.0 million as of December 31, 2013, net proceeds from its sales of common stock in January 2014 in the amount of $2.6 million, and the assets acquired in a merger in early 2014 (Note 11), including common stock of a publicly traded company, will be sufficient to allow the Company to fund its current operating plan for at least the next 12 months. As the Company continues to incur losses, achieving profitability is dependent upon the successful development, approval and commercialization of its product candidates, and achieving a level of revenues adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, regulatory approvals, competition from current treatments and therapies and larger companies, protection of proprietary technology, strategic relationships and dependence on key individuals.

Products developed by the Company require clearances from the U.S. Food and Drug Administration (the “FDA”) and other international regulatory agencies prior to commercial sales in their respective markets. The Company’s products may not receive the necessary clearances and if they are denied clearance, clearance is delayed or the Company is unable to maintain clearance the Company’s business could be materially adversely impacted.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include cash in a readily available checking account.

Property and Equipment

Property and equipment, which consists of lab equipment, computer equipment, and office equipment, are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of all of its long-lived assets, including property and equipment, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objective. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount over the asset’s fair value. The Company has not recognized any impairment losses through December 31, 2013.

Grant Revenue

Research and development grants are recorded as revenue when there is reasonable assurance that the Company has complied with all conditions necessary to achieve the grants, collectability is reasonably assured, and as the expenditures are incurred.

Research and Development Expenses

All research and development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings. The Company recognizes an uncertain tax position in its financial statements when it concludes that a tax position is more likely than not to be sustained upon examination based solely on its technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. The Company elects to accrue any interest or penalties related to income taxes as part of its income tax expense.

Stock-Based Compensation

The Company recognizes compensation expense using a fair-value-based method for costs related to stock-based payments, including stock options. The fair value of options awarded to employees is measured on the date of grant using the Black-Scholes option pricing model and is recognized as expense, net of a forfeiture rate, over the requisite service period on a straight-line basis.

Use of the Black-Scholes option pricing model requires the input of subjective assumptions including expected volatility, expected term, and a risk free interest rate. The Company estimates volatility using market comparable entities since its stock is not publicly traded and does not have observable volatility of its own. The expected term of the options is estimated by using the Securities and Exchange Commission Staff Bulletin No. 107’s Simplified Method for Estimate Expected Term.  The risk free interest rate is estimated using comparable published federal funds rates.

The Company accounts for equity instruments issued to parties, other than employees, for acquiring goods or services under the guidance of Subtopic 505-50 of the Accounting Standards Codification (“ASC”), Equity-Based Payments to Non-Employees. Transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the equity instrument issued. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which a performance commitment is reached.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company had no items of other comprehensive loss for any of the period presented; as such, comprehensive loss is equal to net loss for all periods presented.

3.	Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,
	2012	2013
Lab equipment	$1,113	$1,113
Computer and office equipment	89	92

Total equipment	$1,202	1,205
Less accumulated depreciation	(500)	(736)

Property and equipment, net	$702	$469

Depreciation expense for the years ended December 31, 2012 and 2013 was $241,000 and $236,000, respectively, and $736,000 for the period from January 9, 2007 (Inception) through December 31, 2013.

4.	Convertible Preferred Stock

Series A Convertible Preferred Stock

From September 2008 to March 2010, pursuant to a Series A Preferred Stock Purchase Agreement, the Company issued and sold an aggregate of 5,344,043 shares of Series A preferred stock at a purchase price of $1.44134 per share and 1,701,723 shares of Series A preferred stock at a purchase price of $1.46910 per share in a series of closings.

The holders of Series A preferred stock are entitled to receive cumulative dividends at a rate of $0.1153 per share per annum. The preferred stock dividends are payable when and if declared by the Company’s Board of Directors. As of December 31, 2012 and 2013, the Company’s board of directors has not declared any dividends. The preferred stock dividends are payable in preference and in priority to any dividends on common stock.

The holders of Series A preferred stock are entitled to receive a liquidation preference of the greater of (i) the original issue price per share plus any unpaid accumulated dividends, or (ii) the amount per share that would be payable had all shares been converted to common stock immediately prior to liquidation. Liquidation payments to the holders of preferred stock have priority and are made in preference to any payments to the holders of common stock.  No dividends have been declared or paid through December 31, 2013.

The shares of preferred stock are convertible into an equal number of shares of common stock, adjusted for unpaid accumulated dividends, at the option of the holder, subject to certain anti-dilution adjustments. Each share of preferred stock is automatically converted into common stock immediately upon (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of proceeds, or (ii) the affirmative vote of more than 50% of the holders of the then-outstanding preferred stock. The Company did not separately value the conversion feature as such embedded feature did not meet the criteria to be accounted for as a derivative.

The holders of preferred stock are entitled to one vote for each share of common stock into which such Series A preferred stock could then be converted; and with respect to such vote, such holder shall have voting rights and powers equal to the voting rights and powers of the holders of common stock. Upon a “deemed liquidation” event, as defined in the Company’s Articles of Incorporation, holders of preferred stock would receive, in cash, the amount of the liquidation preference of the preferred stock.  A deemed liquidation could include events such as a merger where there is a change in control of the Company.  Therefore, in accordance with ASC 480-10-S99, the convertible preferred stock is classified as mezzanine equity outside of permanent stockholders’ equity because the Series A preferred stock is redeemable upon the occurrence of an event that is not solely with the control of the Company.

In connection with the merger discussed in note 11, all outstanding shares of Series A preferred stock were converted to common stock in January 2014.

5.	Common Stock

In 2007 and 2008, the Company issued and sold an aggregate of 3,054,444 shares of common stock to founders of the Company at a purchase price of $0.0001 per share.  In September 2011, the Company sold 687,442 shares of common stock in connection with the transactions described further in Note 7 below.

The holders of common stock are entitled to one vote for each share of common stock held.

 6.     Stock Based Awards

2007 Equity Incentive Plan

The Company adopted an equity incentive plan (the “2007 Plan”) in 2007 under which 500,000 shares of common stock have been reserved for issuance to employees, nonemployee directors and consultants of the Company. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2007 Plan is ten years. The options generally vest 25% after one year, with the balance vesting monthly over the remaining three years. As of December 31, 2013, 107,774 shares of common stock remain available for future grant under the 2007 Plan.

The following table summarizes stock option transactions for the 2007 Plan for the years ended December 31, 2012 and 2013:

	Number of Shares Available for Grant	Total Options	Weighted- Average Exercise Price
Balance at January 1, 2012	179,000	220,000	$1.51
Granted	(63,000)	63,000	1.55

Balance at December 31, 2012	116,000	283,000	1.52
Granted	(15,000)	15,000	2.46
Exercised	-	(3,226)	1.55
Cancelled	6,774	(6,774)	1.55

Balance at December 31, 2013	107,774	288,000	$1.56

The Company recognizes compensation expense using a fair-value-based method for costs related to stock-based payments, including stock options. The fair value of options awarded to employees is measured on the date of grant using the Black-Scholes option pricing model and is recognized as expense over the requisite service period on a straight-line basis.  The Black-Scholes option pricing model includes the following weighted average assumptions:

	Year Ended December 31,
	2012	2013
Assumptions:
Risk-free interest rate	1.08-1.16%	1.11%
Expected dividend yield	0%	0%
Expected volatility	108%	108%
Expected term (in years)	6.08	6.08

For the options granted during the years ended December 31, 2012 and 2013, the Company used an estimated fair value per share of $2.46 originally determined by the board of directors as of April 2012. The Company used the probability-weighted expected return method to determine the fair value with the following key assumptions: junior nature of the common stock to convertible preferred stock, conversion dilution, minority status, and illiquid nature of its common stock.  The weighted average fair value of options granted during 2012 and 2013 was $2.12 and $2.02, respectively.

The Company uses historical data to estimate forfeitures at the time of grant and is required to record stock-based compensation only for those awards that are expected to vest. The Company recorded employee stock-based compensation expense of $101,904 and $55,483 for the years ended December 31, 2012 and 2013, respectively.

As of December 31, 2013, there was $82,089 of total unrecognized compensation expense related to non-vested employee stock options that is expected to be recognized over a weighted average period of 1.7 years.

As of December 31, 2013, options to purchase 288,000 shares of common stock were outstanding that were fully vested or expected to vest with a weighted average remaining contractual term of 6.2 years. As of December 31, 2013, options to purchase 250,941 shares of common stock were exercisable with a weighted-average exercise price of $1.54 per share and a weighted-average remaining contractual term of 5.8 years.

In 2008 and 2009, the Company granted options to purchase 127,000 shares of common stock to nonemployees at an exercise price of $1.50 per share. The assumptions used to calculate the fair value of nonemployee options were the same as the employee assumptions except the expected life is considered to be 6.02 years. The Company recorded stock-based compensation expense related to these options of $37,874 and $4,395 in 2012 and 2013, respectively. As of December 31, 2013, there are 127,000 outstanding nonemployee options at an exercise price of $1.50 per share and all of these options were fully vested.

Common Stock Reserved for Future Issuance

	December 31, 2012	December 31, 2013
Conversion of preferred stock	9,149,625	9,713,251
Stock options issued and outstanding	283,000	288,000
Authorized for future option grants	116,000	107,774

Balance	9,548,625	10,109,025

7.	Licenses and Collaborations

Agreements with Teva Pharmaceuticals

On September 13, 2011, the Company signed a Share Purchase Agreement with Teva Pharmaceuticals Industries Limited (“Teva”).  Under the terms of this agreement, Teva agreed to purchase, in an initial closing, 687,442 shares of the Company’s common stock for $7.5 million and, concurrent with the purchase of the common stock, also obtained options to purchase an additional $37.5 million of the Company’s common stock according to a predefined valuation schedule and predefined percentages of the Company’s outstanding common stock and preferred stock on an as-converted basis.  As of December 31, 2013, Teva had not exercised any options to purchase additional common stock and the only remaining option is for an additional $7.5 million of common stock.  The other options under the agreement had expired as of December 31, 2013 due to the passage of time and are no longer exercisable.

Contemporaneous with the signing of the Share Purchase Agreement, the Company also signed a Research and Collaboration Agreement, and an Exclusive License Option Agreement.  Under the terms of the Research and Collaboration agreement, the Company is to carry out a research and development program (“R&D Program”) under the direction of a Joint Research Committee with members from the Company and Teva.  The goal of the R&D Program is to develop novel therapeutics for Hepatitis C that target the viral polymerase enzyme involved in replication of the virus.  To maintain its license option, Teva must invest an additional $7.5 million as described above prior to the Company spending all of the funds originally received in the September 2011 $7.5 million investment.  As of December 31, 2013, the Company had expended approximately $7.2 million of these funds.

Under the terms of the Exclusive License Option Agreement, Teva has an exclusive option, but not an obligation, to be granted licenses to any novel therapeutics (each, a “Target”) developed during the R&D Program.  The grant of the license requires Teva to make two payments of $5 million each directly to the Company.  In the event Teva exercises its rights under the Exclusive Option Agreement, upon payment of the license payments to the Company, Teva would obtain a sole and exclusive license to all rights in and to the Company’s intellectual property related to the Target for commercialization and sale of the Target for all therapeutic applications worldwide with a right to sublicense at Teva’s sole discretion.

Upon the grant of the License to Teva, Teva would be obligated, at its own expense, to use commercially reasonable efforts to develop and commercialize the Target.

In consideration for the grant of a license with respect to a Target, Teva would make Milestone payments to Company based on administering the resulting product to the first patient in each of the Phase I, II, and III clinical trials.  In addition, Teva would be required to make one-time payments to the Company with respect to such Target upon achievement of a specified amount of sales in a number of different geographic areas.  Teva would also be required to make one-time payments to the Company upon achievement of a number of aggregate sales objectives.  In addition, Teva would be obligated to pay to the Company royalties at increasing rates on aggregate annual sales of products developed based on each Target for a period of ten years.

Accounting Treatment

Options to Purchase Additional Common Shares

The Company determined that Teva’s options to purchase additional shares of common stock were freestanding instruments that are required to be classified as liabilities and carried at fair value under the provisions of ASC 480-10, Distinguishing Liabilities from Equity.   Accordingly, the Company allocated the proceeds from the initial $7.5 million investment between the common stock and the options to purchase additional shares of common stock in the future under the terms outlined in the Share Purchase Agreement.  The Company recorded a liability of $4.2 million for the initial fair value of Teva’s options, and allocated the remainder of the proceeds to common stock issued for $3.1 million, net of transaction costs of $172,000.

The liability representing the fair value of the options is included on the accompanying balance sheets as “Derivative liability” and is required to be remeasured at fair value at each reporting date.  The fair value of the options to purchase additional common stock have been estimated using a probability-weighted Black-Scholes-Merton model.

The following table summarizes the fair value of Teva’s options to purchase additional common stock as of December 31, 2012 and 2013 and the changes in the fair value for the years then ended:

	Fair value at January 1, 2012	Change in fair value	Fair value at December 31, 2012
Derivative liability	$4,188	$(3,973)	$215

	Fair value at January 1, 2013	Change in fair value	Fair value at December 31, 2013
Derivative liability	$215	$(192)	$23

The following table summarizes the assumptions used in applying the probability-weighted Black-Scholes-Merton option pricing model to determine the fair value of the liability related to the options to purchase additional shares of common stock at December 31, 2012 and 2013:

	December 31, 2012	December 31, 2013
Risk-free rate	0.03% - 0.38%	0.09%
Time to expiration (in years)	.20 – 3.45	.45
Volatility	125%	125%
Dividend yield	-	-
Probability of exercising the options	0% - 15%	15%

8.  Fair Value Measurement

ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

	Level 1 - Quoted prices in active markets for identical assets or liabilities;


Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company does not have any level 1 or 2 fair value measurements used in these financial statements.  The estimate of the fair value of the derivative liabilities discussed in Note 7 above are considered to be level 3 fair value measurements. There has been no change in the valuation technique used for the derivative liabilities since they were initially recorded.

9.  Income Taxes

The reconciliation of the federal statutory income tax rate to the effective income tax rate for the years ended December 31, 2012 and 2013 are as follows:

	Year Ended December 31,
	2012	2013
Statutory federal income tax rate	34%	34%
Change in fair value of warrant liability	159%	2%
State income taxes	24%	3%
Tax credits	15%	3%
Valuation allowance	(232%)	(42%)

	0%	0%

Significant components of the Company’s deferred tax assets at December 31, 2012 and 2013 are shown below (in thousands):

	December 31,
	2012	2013
Deferred tax assets:
Net operating loss carryforwards	4,355	5,802
Compensation	59	56
Research and development tax credits	671	840
Other	(29)	(14)

Total gross deferred tax assets	5,056	6,684
Less valuation allowance	(5,056)	(6,684)

Net deferred tax assets	$-	$-

Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. Based on the available objective evidence, management believes it is more likely than not that the U.S. and state deferred tax assets are not fully realizable as of December 31, 2013. Accordingly, the Company has established a full valuation allowance against its U.S. and state deferred tax assets.

As of December 31, 2013, the Company had $16.0 million and $3.9 million of federal and state net operating losses, respectively. The losses will begin to expire in 2030 for federal and state purposes.

 As of December 31, 2013, the Company had federal and state research and development credits of $511,000 and $329,000 respectively. The federal credits will begin to expire in 2030 if not utilized, while the state credits predominately, have no expiration date.

There are no unrecognized tax benefits included in the Company’s balance sheets as of December 31, 2012 or 2013, and therefore the Company has not incurred any penalties or interest.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by the federal and state jurisdictions where applicable. There are currently no pending income tax examinations. The Company’s tax years for 2007 and forward are subject to examination by the federal and California tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

10.	Commitments and Contingencies

The Company leases office and laboratory space in Bothell, Washington and laboratory space in Mountain View, California, under operating leases that expire in January 2019 and June 2014, respectively. Future minimum lease payments, by year and in aggregate, are as follows (in thousands):

Year ending December 31,
2014	$124
2015	140
2016	150
2017	159
2018	168
Thereafter	14
Total Minimum Lease Payments	$755

The minimum lease payments above include the amounts that would be paid if the Company maintains its Bothell lease for the five year term.  However, the Company has the right to terminate this lease after three years, by giving prior notice at least 180 days prior to such early termination date and by paying a termination fee equal to the sum of three  months’ rent plus the unamortized balance of the sum of (a) all brokerage commissions paid by the landlord of the property in connection with the lease and (b) the abated free base rent related to the five months of the lease, treating items (a) and (b) as being amortized on a level basis over the five  year base term of the lease.

The minimum lease payments above do not include common area maintenance (CAM) charges, which are contractual obligations under some of the Company’s operating leases, but are not fixed and can fluctuate from year to year.

Rent expense for 2012 and 2013, and the period from January 9, 2007 (inception) to December 31, 2013, totaled $193,000, $196,000 and $751,000, respectively.

11.	Subsequent Events

The Company has completed an evaluation of all subsequent events through March 20, 2014 to ensure that this filing includes appropriate disclosure of events both recognized in the December 31, 2013 financial statements and events which have occurred but were not recognized in the financial statements.  Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

Effective January 2, 2014, the Company merged with Biozone Pharmaceuticals (“Biozone”), a public company trading on the OTCBB, in the form of a reverse merger. The Company is considered the accounting acquirer as its shareholders own 60% of the combined entity after the merger. In connection with the merger agreement, all of the Company’s shares of Series A preferred stock were first converted to common stock, and Biozone then issued to the Company’s security holders a total of 1,000,000 shares of Biozone’s Series B Convertible Preferred Stock (“Series B”). The Series B shares: (i) automatically convert into shares of Biozone’s common stock at a rate of 205.08308640 shares for each share of Series B at such time that Biozone has sufficient authorized capital, (ii) are entitled to vote on all matters submitted to shareholders of Biozone and vote on an as converted basis and (iii) have a nominal liquidation preference. Additionally, Biozone assumed all of the outstanding stock options under the Cocrystal 2007 Equity Incentive Plan.

On January 2, 2014, Biozone sold substantially all its operating assets, including its manufacturing facility in California, to Musclepharm Corporation (“Musclepharm”), a public company trading on the OTCBB, in exchange for 1,200,000 shares of Musclepharm common stock. 600,000 shares were placed into escrow for a period of 9 months to cover indemnification obligations. The remaining 600,000 non-escrowed shares were issued to Biozone upon closing and are subject to a lockup agreement which permits private sales.  This transaction occurred immediately prior to the merger described in the above paragraph.  As such, since Biozone had no operations upon the merger taking place, the transaction will be treated as a recapitalization for accounting purposes and no goodwill or other intangible assets will be recorded by the Company as a result of the merger.

The merger with Biozone and the subsequent sale of its operating assets was done to provide additional capital to the Company to fund the pre-clinical development of its product candidates. On January 21, 2014, Biozone filed a Form 8-K announcing the sale of 5,500,000 shares of its common stock in a private placement in exchange for $2,750,000 with net proceeds of $2,612,500.

The Company entered into a new lease agreement in Bothell, Washington in January 2014. The lease agreement provides for escalating rents for a period of 5 years from the lease commencement in February 2014. The required minimum lease payments under this lease are included in the lease obligation table in Note 10.